Exhibit (h)(3)(J)(ii)

AMENDED SCHEDULE A

Dated July 21, 2023

to

EXPENSE LIMITATION AGREEMENT

DATED DECEMBER 1, 2019

FOR ULTIMUS MANAGERS TRUST

OPERATING EXPENSE LIMITS

Fund Name	Maximum Operating Expense Limit*	Institutional Class Maximum Operating Expense Limit*	C Class Maximum Operating Expense Limit*	Termination Date
Q3 All-Season Systematic Opportunities Fund	N/A	1.79%	N/A	March 31, 2025

Q3 All-Season Tactical Fund	n/a	1.94%	2.94%	March 31, 2025

Q3 All-Season Active Rotation ETF	1.09%	N/A	N/A	March 31, 2025

*	Expressed as a percentage of a Fund’s average daily net assets. This amount is exclusive of brokerage costs, taxes, interest, borrowing costs such as interest and dividend expenses on securities sold short, costs to organize the Fund, Acquired Fund fees and expenses, and extraordinary expenses such as litigation and merger or reorganization costs and other expenses not incurred in the ordinary course of such Fund’s business.

IN WITNESS WHEREOF, the parties hereto have executed this Amended Schedule as of the date first above written.

ULTIMUS MANAGERS TRUST		Q3 Asset Management Corporation

By:	/s/ Todd E. Heim	By:	/s/ Brad Giaimo
Name:	Todd E. Heim	Name:	Brad Giaimo
Title:	President	Title:	Principal